UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*



                              LEADING BRANDS, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, without par value
        -----------------------------------------------------------------
                         (Title of Class of Securities)


                                    52170U108
                       -----------------------------------
                                 (CUSIP Number)


                                December 30, 1999
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

- ----------------------------------------------------------------------
CUSIP No. 52170U108
- ----------------------------------------------------------------------

1.       NAME OF REPORTING PERSON
         CounterPoint Capital Management L.L.C.
- ----------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [ ]
- ----------------------------------------------------------------------
3.       SEC USE ONLY
- ----------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION            Delaware
- ----------------------------------------------------------------------
         NUMBER OF       5.      SOLE VOTING POWER       440,000
         SHARES          -----------------------------------------------
         BENEFICIALLY    6.      SHARED VOTING POWER           0
         OWNED BY        -----------------------------------------------
         EACH            7.      SOLE DISPOSITIVE POWER  440,000
         REPORTING       -----------------------------------------------
         PERSON WITH     8.      SHARED DISPOSITIVE POWER      0
- ----------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         440,000
- ----------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES   [  ]
- ----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.82%
- ----------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         OO
- ----------------------------------------------------------------------

- -------------------------------------------------------------------
CUSIP No. 52170U108
- -------------------------------------------------------------------

1.       NAME OF REPORTING PERSON                Andrew M. Brown
- -------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [ ]
- -------------------------------------------------------------------
3.       SEC USE ONLY
- -------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen
- -------------------------------------------------------------------
         NUMBER OF           5.      SOLE VOTING POWER              0
         SHARES              ----------------------------------------
         BENEFICIALLY        6.      SHARED VOTING POWER            0
         OWNED BY            ----------------------------------------
         EACH                7.      SOLE DISPOSITIVE POWER         0
         REPORTING           ----------------------------------------
         PERSON WITH         8.      SHARED DISPOSITIVE POWER       0
- -------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
- -------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES   [  ]
- -------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        -0-
- -------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         IN
- -------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                     Leading Brands, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                     7400 River Road
                     Richmond, B.C.
                     V6X 1X6
                     CANADA

Item 2.

         (a)      Name of Person Filing

                     CounterPoint Capital Management L.L.C.

                     Andrew M. Brown is the Managing Member and sole shareholder of CounterPoint Capital Management L.L.C.

                     Filing of this statement should not be construed as an admission that such persons are the beneficial owners of any securities covered by the statement.

         (b)      Address of Principal Business Office

                     360 Lexington Avenue, 21st Floor
                     New York, New York 10017

         (c)      Citizenship:

                     CounterPoint Capital Management L.L.C. is organized under the laws of Delaware.

                     Andrew M. Brown is a citizen of the United States.

         (d)      Title of Class of Securities

                     Common Stock, without par value

         (e)      CUSIP Number

                     52170U108

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check the status of the person filing

                     Not applicable.

Item 4.  Ownership

         (a)      Amount beneficially owned:

                     440,000

         (b)      Percent of class:

                     5.82%

         (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                          440,000

                  (ii)  Shared power to vote or direct the vote

                          -0-

                  (iii) Sole power to dispose or direct the disposition of

                          440,000

                  (iv) Shared power to dispose or to direct the disposition of

                          -0-

Item 5.  Ownership of Five Percent or Less of a Class

                     Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                     CounterPoint Capital Management L.L.C. is the managing member of CounterPoint Master L.L.C. which is entitled to receive dividends or proceeds from the sale of the securities in this filing. CounterPoint Master L.L.C. is organized under the laws of Delaware and maintains its principal place of business at 360 Lexington Avenue, 21st Floor New York, New York 10017.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                     Not Applicable

Item 8.  Identification and Classification of Members of the Group

                     Not Applicable

Item 9.  Notice of Dissolution of Group

                     Not Applicable

Item 10. Certification

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 6, 2000



                                            /s/  Andrew M. Brown
                                            ------------------------------------
                                            Andrew M. Brown
                                            Individually  and as Managing Member
                                            of CounterPoint  Capital  Management
                                            L.L.C.



Attention:     Intentional  misstatements  or omissions of fact constitute
               Federal criminal violations (18 U.S.C. 1001)




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